Exhibit 3.2

OPERATING AGREEMENT

FG GROUP LLC

A Nevada Limited Liability Company

OPERATING AGREEMENT

OF

FG GROUP LLC

a Nevada Limited Liability Company

This Operating Agreement of FG GROUP LLC, a Nevada Limited Liability Company (the “Company”), formed under and organized pursuant to the Act, is entered into effective as of the ____ day of ______________, 2023 (the “Effective Date”), by FG Financial Group, Inc., a Nevada corporation, its sole member (the “Member”).

ARTICLE 1. FORMATION

Section 1.1 Organization. The Member organized the Company as a Nevada limited liability company pursuant to the provisions of the Act. The Member hereby confirms that the Member has appointed FG Financial Group, Inc., a Nevada corporation, as the sole Manager of the Company.

Section 1.2 Company Agreement, Effect of Inconsistencies With Act. It is the express intention of the Member that this Agreement shall govern, even when it is inconsistent with, or different from, the provisions of the Act or any other applicable law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way as to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Member and Manager shall be entitled to rely on the provisions of this Agreement, and the Member and Manager shall not be liable to the Company for any act or refusal to act taken in good faith reliance on the terms of this Agreement. The Member and the Company hereby agree that the duties and obligations imposed on the Member shall be those set forth in this Agreement, which is intended to govern the relationship between the Company, the Manager, and the Member, notwithstanding any provision of the Act or other applicable law to the contrary.

Section 1.3 Name. The name of the Company is FG Group LLC and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

Section 1.4 Term. The term of the Company shall be perpetual until it is dissolved and its affairs wound up in accordance with the Act or this Agreement.

Section 1.5 Registered Agent and Registered Office. The initial registered agent for the service of process upon and the registered office of the Company is C T Corporation System, 107 South Carson Street, Suite 200, Carson City, Nevada 89701. The Manager, may, from time to time, change the registered agent or registered office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Manager fails to designate a replacement registered agent or change of address of the registered office, the Member may designate a replacement registered agent or file a notice of change of address.

1

ARTICLE 2. DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

Section 2.1 “Act” means the Nevada Limited Liability Company Act, Chapter 86 of the Nevada Revised Statutes, and all amendments to the Act.

Section 2.2 “Additional Member” means a Member other than the Initial Member who has acquired a Membership Interest in the Company.

Section 2.3 “Admission” or “Admit” means the act of becoming a Member and obtaining the rights appurtenant to a Membership Interest.

Section 2.4 “Agreement” means this operating agreement including all amendments adopted in accordance with this Agreement and the Act.

Section 2.5 “Articles” means the Articles of Organization of the Company as properly adopted and amended from time to time by the Member and filed with the Secretary of State.

Section 2.6 “Capital Contribution” means any contribution of cash or property or contribution of services made by or on behalf of a Member as consideration for a Membership Interest.

Section 2.7 “Company” means FG Group LLC, a Nevada limited liability company, formed under the laws of the State, and any successor limited liability company.

Section 2.8 “Company Property” means any Property owned by the Company.

Section 2.9 “Contribution” means any contribution of Property made by or on behalf of a Member as consideration for a Membership Interest or as a contribution of the capital of the Company.

Section 2.10 “Distribution” means a transfer of Company Property to a Member on account of the Member’s Membership Interest regardless of whether the transfer occurs on the liquidation of the Company, in exchange for the Member’s Membership Interest, or otherwise.

Section 2.11 “Disposition” or “Dispose” means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as a security or encumbrance (including dispositions by operation of law).

2

Section 2.12 “Manager” means one or more managers duly appointed or elected. Specifically, Manager means FG Financial Group, Inc., a Nevada corporation, or any Person or Persons who are elected or appointed as additional Managers or to succeed any Manager in that capacity. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be. In the event there is more than one Manager in office at any time, any action to be taken by the Managers under this Agreement must be taken by the consent of a majority of the Managers, although any single Manager may execute and deliver any document or instrument reflecting or certifying as to such action by the Managers.

Section 2.13 “Member” means the Member executing this Agreement, any transferee of a Member or any Additional Member. If at any time there is more than one Member, the term “Member” shall mean all Members, and any action that may be taken under this Company Agreement by the Members may be taken by a majority-in-interest of the Members.

Section 2.14 “Membership Interest” means a Member’s entire interest in the Company including such Member’s rights in the Company’s profits, losses and Distributions pursuant to this Agreement and the Act and such other rights and privileges, including the right to vote and participate in the management of the Company, that the Member may enjoy by being a Member.

Section 2.15 “Person” means an individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State of Nevada.

Section 2.16 “Proceeding” means any judicial or administrative trial, hearing or other activity, civil, criminal, or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.

Section 2.17 “Property” means any property, whether real, personal, tangible or intangible (including goodwill), including cash and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

Section 2.18 “Taxing Jurisdiction” means the federal government and any state, local, or foreign government that collects tax, interest, or penalties, however designated, on the Company and/or its operations, or any Member’s share of the income or gain attributable to the Company.

ARTICLE 3. NATURE OF BUSINESS

The purposes of the Company are to engage in any lawful activity or activities.

ARTICLE 4. ACCOUNTING AND RECORDS

The Manager shall maintain the following records at the principal office of the Company:

Section 4.1 The full name and business address of each Member and Manager;

3

Section 4.2 A copy of the filed Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which Articles has been executed; and

Section 4.3 A copy of this Agreement including all amendments thereto.

ARTICLE 5. NAME AND ADDRESS OF MEMBER

The name of the initial Member is:

FG Financial Group, Inc.

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

ARTICLE 6. MANAGEMENT

Section 6.1 Management Rights. Subject to Section 6.2 below, the business of the Company shall be conducted by the Manager and all of the day-to-day management of the Company shall be vested in the Manager. The Manager shall have the power and authority to take the actions set forth in Section 6.6 on behalf of the Company, without limitation.

Section 6.2 Certain Powers of Manager and Restrictions on Authority of the Manager. Notwithstanding Section 6.1 above, only the Member may take the following actions or may direct the Manager to take the following actions:

a. The Admission of an Additional Member;

b. The initiation or filing of a petition in bankruptcy for the Company;

c. The change in the purpose of the Company;

d. The approval of a merger, conversion or the application of any statute (the application of which is elective) to the Company;

e. The taking of any action which would make it impossible to fulfill the purpose of the Company;

f. The amendment of this Agreement or taking of any action in violation of this Agreement;

g. The appointment or removal of a Manager, or any increase or decrease in the number of authorized Manager; and

h. The sale, exchange, or other disposition of all, or substantially all, of the Company Property other than in the ordinary course of the Company’s business.

4

Section 6.3 Liability of Member and Manager. No Member or Manager shall be liable as Member or Manager for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member or Manager for any liabilities or obligations of the Company.

Section 6.4 Indemnification. The Company shall indemnify each Member and Manager for all costs, losses, liabilities, and damages paid or accrued by the Member (either as Member or as agent) or Manager in connection with the business of the Company or because such Person is a Member or Manager, to the fullest extent provided or allowed by the laws of the State of Nevada. In addition, the Manager(s) shall cause the Company to advance costs of participation in any Proceeding to the applicable Manager or Member. The Manager(s) may, with the consent of the Member, indemnify all other employees and agents of the Company for all costs, losses, liabilities, and damages paid or accrued by the agent or employee in connection with the business of the Company or because such Person is an agent or employee, to the fullest extent provided or allowed by the laws of the State.

Section 6.5 Conflicts of Interest.

a. A Member or Manager shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that the Member or Manager may enter into transactions that are similar to the transactions into which the Company may enter.

b. A Member or Manager does not violate a duty or obligation to the Company merely because the Member’s or Manager’s conduct furthers the Member’s or Manager’s own interest. A Member or Manager may lend money to and transact other business with the Company. The rights and obligations of a Member or Manager who lends money to or transacts business with the Company are the same as those of a Person who is not a Member, subject to any other applicable law. No transaction with the Company shall be voidable solely because a Member or Manager has a direct or indirect interest in the transaction if either the transaction is fair to the Company and the Member (in the case of a transaction in which the Manager but not the Member is personally interested) or the Manager (in the case of a transaction in which the Member but not the Manager is personally interested) with knowledge of the interest of the Member or Manager in the transaction, as the case may be, approves of the transaction.

Section 6.6 Authority of Manager To Bind the Company. Only the Manager(s) and agents of the Company authorized by the Manager(s) shall have the authority to bind the Company. Subject to the limitations set forth in this Agreement, the Manager(s) have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation:

a. The institution, prosecution and defense of any Proceeding in the Company’s name;

5

b. The purchase, receipt, lease or other acquisition, ownership, holding, improvement, use and other dealing with, Property, wherever located;

c. The sale, conveyance, mortgage, pledge, lease, exchange, and other disposition of Company Property;

d. The entering into of contracts and guaranties; incurring of liabilities; borrowing money, issuance of notes, bonds, and other obligations; and the securing of any of its obligations by mortgage or pledge of any Company Property or income;

e. The lending of money, investment and reinvestment of the Company’s funds, and receipt and holding of Property as security for repayment, including, without limitation, the loaning of money to the Member, officers, employees, and agents of the Company;

f. The conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company within or without the State of Nevada;

g. The appointment of employees and agents of the Company, the defining of their duties, and the establishment of their compensation;

h. The payment of pensions and the establishment of pension plans, pension trusts, profit sharing plans, and other benefit and incentive plans for all or any of the current or former Members, employees, and agents of the Company;

i. The making of donations to the public welfare or for religious, charitable, scientific, literary or educational purposes;

j. The payment of compensation, or additional compensation to the Member, and employees on account of services previously rendered to the limited liability company, whether or not an agreement to pay the compensation was made prior to the time the services were rendered;

k. The purchase of insurance on the life of any of the Manager(s) or employees of the Company for the benefit of the Company;

l. The participation in partnership agreements, joint ventures, or other associations of any kind with any Person or Persons; and

m. Any other act that furthers the business and affairs of the Company.

Section 6.7 Compensation of Member and Manager. Each Member and Manager shall be reimbursed all reasonable expenses incurred on behalf of the Company. Unless otherwise agreed by the Member, the Manager(s) will not be entitled to compensation from the Company for their service as such.

Section 6.8 Standard of Care of Member and Manager. To the maximum extent permitted by law, a Member’s and Manager’s duty of care in the discharge of the Manager’s and/or Member’s duties to the Company is limited to the contractual duty of good faith and fair dealing. In discharging these duties, the applicable Manager or Member shall be fully protected in relying in good faith upon the records required to be maintained under Article IV and upon such other information, opinions, reports, or statements by any of its agents, or by any other Person, as to matters the Manager or Member reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits, or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

6

Section 6.9 Resignation and Removal. Each Manager shall have the authority to resign the office of Manager at any time upon written notice to the Member. The Member shall have the authority to remove any Manager from the office of Manager, with or without cause. Any such removal or resignation shall be effective at such time as shall be set forth in the writing evidencing such action, or on the date of such writing if no separate effective date is set forth.

Section 6.10 Authority; Signatures. If there is more than one Manager, the rights and powers of the Managers will be exercised among them as they may agree among themselves, but in the absence of an agreement to the contrary, any Manager shall have the right to act unilaterally on behalf of the Company and any such action shall bind the Company. Any decision of the Managers to alter the authority of any Manager to act unilaterally on behalf of the Company shall require the written agreement of a majority of the Managers then in office.

Section 6.11 Officers. The Company may have such officers as shall be determined by the Manager(s), and the authority and duties of each officer shall be determined by the Manager(s). Any officers shall be appointed by the Manager(s) and may be removed at any time by the Manager(s) with or without cause. Officers shall be entitled to receive compensation from the Company for serving as officers to the extent determined by the Manager(s).

ARTICLE 7. CONTRIBUTIONS

The Company’s records shall accurately reflect any Contribution made by a Member to the Company. No interest shall accrue on any Contribution and the Member shall not have the right to withdraw or be repaid any Contribution, except as provided in this Agreement.

ARTICLE 8. DISTRIBUTIONS

The Company may make such distributions at such times as may be determined from time to time by the Manager.

ARTICLE 9. TAXES

Section 9.1 Elections. Only the Members may make any tax elections for the Company allowed under the Internal Revenue Code of 1986 as amended from time to time or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

Section 9.2 Method of Accounting. The records of the Company shall be maintained on the same method of accounting as that of the Member.

7

ARTICLE 10. DISPOSITION OF MEMBERSHIP INTEREST, WITHDRAWAL;

ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

Section 10.1 No Withdrawal. No Member may resign or withdraw as a Member before dissolution and winding up of the Company.

Section 10.2 Disposition. The Member’s Interest is fully transferable, either voluntarily or by operation of law. The Member may dispose of all or a portion of the Member’s Interest. Notwithstanding any provision of the Act to the contrary, upon the Disposition of the Member’s Interest, the transferee shall be Admitted upon the completion of the transfer without further action. Upon the transfer of a Member’s entire Member’s Interest (other than a temporary transfer or transfer as a pledge or security interest) the Member shall cease to be a Member and shall have no further rights or obligations under this agreement, except that the Member shall have the right to such information as may be necessary for the computation of the Member’s tax liability. If at any time there are to be multiple Members, the Member acknowledges its intention to amend this Agreement to adopt provisions more fitting to a multi-Member limited liability company.

Section 10.3 Admission of Additional Members. The Member may Admit Additional Members and determine the Capital Contributions of such Additional Members.

ARTICLE 11. DISSOLUTION AND WINDING UP

Section 11.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

a. The vote by the Member to dissolve, wind up, and liquidate the Company; or

b. The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Company.

The Member hereby agrees that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Liquidating Event. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Liquidating Event, the Member hereby agrees to continue the business of the Company without a winding up or liquidation.

Section 11.2 Winding Up. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Member and the Manager(s) and the Member shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Manager(s) shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the Company’s liabilities and property, shall cause the property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

a. First, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than the Member;

8

b. Second, to the payment and discharge of all the Company’s debts and liabilities to the Member; and

c. The balance, if any, to the Member (in proportion to their positive Capital Account balances if there are multiple Members at such time).

The Manager shall not receive any additional compensation for any services performed pursuant to this Article 11.

Section 11.3 Rights of Members. Except as otherwise provided in this Agreement, (a) the Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company and (b) if there are multiple Members at such time, no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations.

ARTICLE 12. AMENDMENT

This Agreement may be amended or modified from time to time only by a written instrument executed by the Member (or by all Members if there are multiple Members at such time).

ARTICLE 13. MISCELLANEOUS PROVISIONS

Section 13.1 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered properly given if mailed within the United States by certified mail return receipt requested, postage prepaid, or sent via facsimile, email or other electronic means, or given by personal delivery, in each case to the addresses set forth in the Company’s records.

Section 13.2 Attorneys’ Fees. In any judicial action or proceeding among the parties to enforce any of the provisions of this Agreement or any right of any party hereto, regardless of whether such action or proceedings is prosecuted to judgment and in addition to any other remedy, the unsuccessful party shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by the successful party.

Section 13.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements among the parties with respect thereto.

Section 13.4 Captions. Any titles or captions or sections contained in this Agreement are for convenience or reference only and shall not be deemed part of the context of this Agreement.

9

Section 13.5 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the person or persons, entity or entities, may require.

Section 13.6 Governing Law. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Nevada.

Section 13.7 Severability. If any provision of this Agreement shall be invalid or unenforceable for any reason and to any extent, the remainder of this Agreement shall not be affected thereby, but shall be enforced to the greatest extent permitted by law.

Section 13.8 Further Documents. Any Person from time to time party hereto shall execute such further documents and take such further actions as may be reasonably necessary or desirable to accomplish any transaction intended or authorized by this Agreement.

Section 13.9 Member Nonwaiver of Rights and Breaches. No failure or delay of a Member in the exercise or any rights given to such Member hereunder or by law shall constitute a waiver thereof, nor shall any single or partial exercise of any such right preclude other further exercise thereof or of any other right. The waiver by a Member of any breach of any provision hereof shall not be deemed to be a waiver of any subsequent breach thereof, or of any breach of any other provision hereof.

Section 13.10 No Agency. Nothing contained herein shall be construed to constitute any Member the partner of any other Member or the agent of any other Member.

Section 13.11 Parties Bound. This Agreement shall bind and inure to the benefit of the Member and its successor(s) in interest in whatever capacity.

Section 13.12 Counterpart Execution; Facsimile or Electronic Signature. This Agreement may be executed by facsimile or electronic signature and in any number of counterparts with the same effect as if all the Members had signed the same document. All counterparts shall be construed together and shall constitute one Agreement.

Section 13.13 Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

Section 13.14 Waiver of Action for Partition. To the extent that there are multiple Members, each Member irrevocably waives any right that such Member may have to maintain any action for partition with respect to any of the Company’s property.

[Signature page follows]

10

IN WITNESS WHEREOF, the sole Member has executed this Agreement as of the Effective Date set forth above.

MEMBER:

FG FINANCIAL GROUP, INC.

By:	/s/ Larry G. Swets, Jr.
Larry G. Swets, Jr., Chief Executive Officer

11